Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Amy Conti
Vice President, Investor Relations
The BISYS Group, Inc.
(973) 461-5914
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® Files Q2 2006 Form 10-Q
ROSELAND, N.J. (August 4, 2006) — BISYS, a leading provider of outsourcing solutions for the financial services sector, today filed its Q2 fiscal 2006 Form 10-Q for the period ended December 31, 2005. The Company earned $22.3 million in net income, based on revenues of $207.3 million, compared to $25.1 million in net income based on $215.5 million of revenue for the same quarter of fiscal year 2005.
The Company earned $23.2 million in pretax operating earnings in Q2 fiscal 2006 compared to $25.0 million for the same quarter of fiscal year 2005, exclusive of discontinued operations. Results in the Fund Services business were a primary driver of the year-on-year decline. Results for Q2 fiscal 2006 included approximately $5.1 million of corporate and litigation costs associated with the Company’s restatement process and SEC investigations including professional fees and severance, compared to costs of approximately $4.7 million in Q2 fiscal 2005. FAS123R was adopted for fiscal 2006 reporting and, as a result, $0.7 million of stock option expense was included in Q2 fiscal 2006 results.
BISYS reported net income of $35.7 million on revenues of $412.9 million for the six months ended December 31, 2005, as compared to net income of $48.1 million on revenues of $422.9 million for the six months ended December 31, 2004. The Company earned $41.9 million in pretax operating earnings for the six months ended December 31, 2005 versus $50.8 million for the same period of the prior year, exclusive of discontinued operations. Results in the Fund business were a primary driver of the year-on-year decline. Results for the six months ended December 31, 2005 included $12.1 million of corporate and litigation costs associated with the Company’s restatement process and SEC investigations, including
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professional fees and severance, compared to $6.7 million for the same period of the prior fiscal year. The first half results for fiscal 2006 include $1.8 million of stock option expenses based on adoption of FAS123R. The Insurance Services segment’s operating income and net income for the first half of fiscal 2006 were reduced by $1.1 million and $0.2 million, respectively, due to a cumulative correction of prior accounting errors.
“It’s encouraging to be moving closer to our goal of becoming current on our 2006 filings. We are working expeditiously to file our Form 10-Q for Q3 2006 later this month,” said Bruce Dalziel, CFO.
As previously stated, the Company plans to schedule an investor call following the filing of its Q3 fiscal 2006 Form 10-Q to provide a financial and business review of year-to-date results. The Company also plans to provide guidance for full year fiscal 2006 and a full business outlook for 2007 at that time.
About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms and insurance companies to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans, separately managed accounts, and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. Additional information is available at www.bisys.com.
Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events as well as changes in economic, competitive, regulatory and/or technological factors affecting BISYS’ business, including, without limitation, the ongoing government investigations and litigations involving The Company. More detailed information about risk factors that could cause actual results to differ materially are noted in BISYS’ periodic filings with the Securities and Exchange Commission. These documents can be accessed on BISYS’ website at www.bisys.com under the “Investor Relations” tab. Forward-looking statements are only predictions, not guarantees of performance, and speak only as of the date they are made. BISYS disclaims any obligation to update or amend these statements in light of new information, future events or otherwise.
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